Exhibit 10.15

GENEXINE, INC.

AND

I-MAB

INTELLECTUAL PROPERTY LICENSE

AGREEMENT

DATED DECEMBER 22, 2017

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) is made on December 22, 2017

BETWEEN

(1)

GENEXINE, INC., a limited liability company established in Korea, with its registered address at 700 Daewangpangyo-ro, Korea Bio-Park Bldg. B, Bundang-gu, Seongnam-si, Gyeonggi-do 13488, Korea (“Genexine”); and

(2)

I-MAB, a company established in the laws of Cayman Islands, with its registered address at P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands (“I-Mab”).

(Genexine and I-Mab are jointly referred hereinafter as the “Parties” and individually as a “Party”.)

WHEREAS

Genexine and I-Mab have agreed to establish a cooperation relationship with each other, under which Genexine, as the sole and exclusive owner of all the patents, patent applications, know-hows, data and information (the “Licensed Intellectual Properties”), which relate to the Licensed Product (as defined below) and are limited to those listed on Exhibit A attached hereto and may be updated from time to time during the term of this Agreement upon mutual consents of the Parties, intends to grant the License (as defined below) of the Licensed Intellectual Properties to I-Mab so that I-Mab can engage in pre-clinical/clinical development, manufacturing, sale and distribution of the Licensed Product in the Territory (as defined below). I-Mab intends to accept the License of the Licensed Intellectual Properties from Genexine in accordance with this Agreement.

NOW IT IS AGREED between the Parties as follows:

1.	DEFINITIONS

1.1	The following words and expressions shall have the meanings given to them below when used in this Agreement:

“Affiliate” means with regard to a given natural or legal person (a “Person”), a Person that controls, is controlled by or is under common control with the given Person. For the purposes of this Agreement, except as otherwise expressly provided, when used with respect to any Person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Competing Product” means any pharmaceutical product that contains GX-I7 or Hyleukin covered by valid claims of the Hyleukin Patents listed in Exhibit A or any Improvements developed or acquired by Genexine or I-Mab during the term of this Agreement.

“First Commercial Sale” means the first sale of the Licensed Product by I-Mab, or its Affiliates or sub-licensees to unrelated third parties in any country within the Territory which shall be determined by the delivery date to the party indicated on the respective invoice for the actual first commercial sale.

“hyFc Platform” means the fusion of Fc fragment which is composed of the human IgD hinge region fused to the N-terminal region of CH2 from IgD, which is in turn fused to the C-terminal region of CH2 and the entire CH3 region of human IgG4.

“Improvements” means any improvement, modification or alteration to the Licensed Product, i.e., GX-I7 or Hyleukin covered by valid claims of the Hyleukin Patents listed in Exhibit A.

“Licensed Product” means a long-acting (efineptakin alpha – Source: International Non-proprietary Name) IL-7 cytokine designated as GX-I7 or Hyleukin covered by valid claims of the Hyleukin Patents listed in Exhibit A. For the avoidance of doubt, the term “Licensed Product” does not include hyFc Platforms.

“Net Sales” means the gross amount invoiced by I-Mab, and its Affiliates and sub-licensees to unrelated third parties for sales of the Licensed Product in the applicable Territory, less the following deductions to the extent included in the gross invoiced sales price for the Product or otherwise directly paid or incurred by I-Mab, and its Affiliates and sub-licensees, with respect to sales of the Licensed Product in the applicable Territory:

a)	trade, quantity and cash discounts allowed;

b)

discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other similar allowances which effectively reduce the net selling prices (but excluding sales force commissions) in accordance with PRC GAAP and the laws of the applicable jurisdictions;

c)	freight expense (actual), including insurance, to the extent it is not charged to or reimbursed by the customer;

d)

compulsory payments and rebates directly related to the sale of the Product paid to a governmental authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program;

e)	product returns and allowances; and

f)

taxes (including, VAT, excise, consumption, sales and similar taxes and customs duties) to the extent actually incurred, paid or collected and remitted to the relevant tax authority (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale).

“Product Data” means all research data, pharmacology data, preclinical data, clinical data and/or all regulatory filings and/or other regulatory documentation, information and submissions pertaining to, or made in association with a CTA, new drug application, or marketing approval, for the Licensed Product, resulting from the development activities conducted by or under the authority of a Party (including, patient report form and other original source data), in each case to the extent controlled by such Party during the term of this Agreement.

“Territory” means the People’s Republic of China (PRC), Taiwan, Hong Kong and Macau.

“Technical Documentation” means complete, correct and effective documents and electronic media embodying the Licensed Intellectual Properties furnished to I-Mab by Genexine in accordance with this Agreement, a list of the Technical Documentation is as attached hereto as Exhibit B.

“Therapeutic Indication” means treatment of all cancers within the field of Oncology.

1.2	Any reference in this Agreement to “writing” includes electronic mail, facsimile transmission, telex, cable or comparable means of communication.

1.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.	LICENSE OF INTELLECTUAL PROPERTIES

2.1

Subject to the terms and conditions hereof, Genexine hereby grants to I-Mab for the term of this Agreement an exclusive, sublicensable (subject to Article 2.5), transferable (subject to prior written consent of Genexine, such consent shall not be unreasonably withheld) license in the Territory to use and otherwise exploit the Licensed Intellectual Properties and any Improvements (not including Improvements to the hyFc Platform technology that is not applicable to the Licensed Product) developed or acquired by Genexine and licensed to I-Mab in accordance with Article 5.1, in connection with the Licensed Product for the Therapeutic Indication (the “License”).

2.2

The License hereunder shall be limited to engaging in pre-clinical/clinical development, manufacturing, sale and distribution of the Licensed Product. For clarity, Genexine has the right to license the Platform Patents to a third party in the Territory, provided, however, that, I-Mab shall be the sole and exclusive licensee in the Territory to use and otherwise exploit the Licensed Intellectual Properties to engage in pre-clinical/clinical development, manufacturing, sale and distribution of the Licensed Product for the Therapeutic Indication. Use of the Licensed Intellectual Properties by I-Mab shall be subject to confidentiality restrictions on its use and disclosure as set forth herein. Other than what is necessary to enable I-Mab to perform pre-clinical/clinical development, manufacturing, sale and distribution of the Licensed Product for the Therapeutic Indication within the Territory, I-Mab shall not perform such licensed activities outside of the Territory without Genexine’s prior written consent. Except as expressly set forth in this Agreement, nothing in this Agreement shall be deemed to grant, directly or by implication, estoppel or otherwise, any license or rights of any kind to I-Mab.

2.3

I-Mab hereby covenants and agrees that it shall not, directly or indirectly, develop, manufacture or sell any Licensed Product outside the Territory. I-Mab shall take reasonable efforts to prevent export of the Licensed Product outside the Territory and to avoid selling the Licensed Product to a customer who desires to purchase the Licensed Product for sale outside of the Territory.

2.4

Genexine hereby covenants and agrees that it shall not grant any license or rights of any kind in any of the Licensed Intellectual Properties to any third party for the purpose of use, marketing, offer, distribution, sale, research, development or manufacture of the Licensed Product for the Therapeutic Indication in the Territory without prior consent of I-Mab. Genexine shall ensure that neither Genexine nor its Affiliates shall, directly or indirectly, develop, manufacture or sell any Licensed Product in the Territory. Genexine shall take reasonable efforts to prevent export of the Licensed Product from outside the Territory into the Territory and to avoid selling the Licensed Product to a customer who desires to purchase the Licensed Product for sale in the Territory.

2.5

The License is sublicensable by I-Mab in the Territory, provided that such sublicense (including have-made right) shall require written consent of Genexine, which consent cannot be unreasonably withheld, and subject to all of the restrictions and obligations of I-Mab set forth herein. Notwithstanding the foregoing, I-Mab may grant sublicenses under the Licensed Intellectual Properties without Genexine’s prior written consent only to I-Mab’s Affiliates or any third party acting solely as contract manufacturer or contract research organization for I-Mab. For clarity, I-Mab shall be entitled to license its rights in Improvement within the Territory as long as it is not inconsistent with an exclusive license granted to Genexine outside of the Territory. I-Mab shall timely provide all major (including financial) terms of the intended sublicense for Genexine’s review and consideration upon request from Genexine. In any case, all sublicenses shall oblige the sublicensee to comply with all the terms of this Agreement (except those provisions that, by their clear meaning, are not applicable to a sublicensee), and I-Mab shall remain liable to Genexine for all acts and omissions of any such sublicensee. I-Mab shall continue to have the payment obligations under this Agreement including milestones and royalties unless the sublicense agreement obliges the sublicensee to pay milestones and royalties directly to Genexine in which case I-Mab’s milestones and royalties payable under this Agreement will be reduced to the same extent.

2.6

If all or any part of any Licensed Intellectual Properties becomes invalid and such invalidity is not due to a breach of the relevant representations, warranties and covenants made by Genexine in this Agreement, during the term of this Agreement, this Agreement shall remain effective with respect to any other Licensed Intellectual Properties that is not invalid. In this event, during the term of this Agreement, I-Mab continues to be obliged to pay the licensing fees mutually agreed between the Parties in this Agreement in consideration of the License to use the Licensed Intellectual Properties (including know-hows, data and information) as granted hereunder.

2.7

I-Mab hereby grants to Genexine for the term of this Agreement an exclusive, sublicensable, royalty free license to use and otherwise exploit any Improvement I-Mab develops and acquires outside the Territory.

3.	FEES AND ROYALTIES

3.1

Payment for License. Within thirty (30) days after the signing of this Agreement, I-Mab shall pay a sum of US$12,000,000 to Genexine as the license fees in connection with the License subject to the terms and conditions provided herein.

3.2

Development Milestone Payments. I-Mab shall pay development milestone fees, as follows, to Genexine conditioned upon the Licensed Product reaching the following development milestones within sixty (60) days after each milestone event:

Milestone Event		Milestone Payment
1st	First-in-time completion of Phase II Clinical Study in any country in the Territory (i.e. upon submission of the CSR to the relevant regulatory authority)	US$5 million

2nd	First-in-time completion of Phase III Clinical Study in any country in the Territory (i.e. upon submission of the CSR to the relevant regulatory authority)	US$8 million

3rd	First-in-time receiving of the NDA or BLA approval from the relevant regulatory authority of any country in the Territory with respect to Therapeutic Indications	US$10 million

* (1) If a milestone event described above in the table will not occur due to cancellation or omission of a clinical study of any phase, such milestone event shall be deemed reached at the same time as the next milestone event, and the corresponding milestone payment shall be payable when the next milestone payment becomes due.

(2) For clarity, if there are several Therapeutic Indications, I-Mab shall only pay development milestone fees for the first Therapeutic Indication, and I-Mab shall not pay any development milestone fees for the subsequent Therapeutic Indications in any country in the Territory.

3.3	Sales Milestone Payments and Royalties.

(a) Sales Milestone Payments. I-Mab shall pay five-time milestone fees for the Licensed Product, as follows, to Genexine conditioned upon the Licensed Product reaching the following sales milestones within sixty (60) days after each milestone event:

Accumulated Net Sales	Milestone Payment
US$100 million	US$5 million
US$200 million	US$20 million
US$500 million	US$50 million
US$1000 million	US$150 million
US$2000 million	US$300 million

(b) Royalties. I-Mab shall pay a royalty of three percent (3%) to Genexine in respect of the total annual Net Sales of the Licensed Product during the term of this Agreement defined in Article 15.1. All royalties shall be paid within sixty (60) days after the end of each financial year for the respective total annual Net Sales of the Licensed Product.

3.4	Late Payment.

In the event that I-Mab fails to make payments by the due dates set forth in this Article 3, I-Mab shall pay Genexine a late payment fee amounting to one percent (1%) interest rate per month charged on the amount due for each day of delay.

3.5	Generic Entry.

The Development Milestone Payment, Sales Milestone Payment, and Royalties provided in Articles 3.2 and 3.3 shall be reduced by 50% following the entry of a generic product with respect to the Licensed Product in the Territory without the consent or authorization of I-MAB or any of its sublicensees.

4.	JOINT DEVELOPMENT COMMITTEE.

4.1

Within thirty (30) days after the effective date of this Agreement, each Party shall appoint (and notify the other Party of the identity of) an alliance manager. Each Party may, at any time, replace its alliance manager with another suitably qualified individual, on written notice to the other Party. The alliance managers shall be primarily responsible for facilitating communications between the Parties and coordinating the Parties’ activities under this Agreement.

4.2

The Parties shall establish a joint development committee to oversee the development and commercialization activities, including but not limited to discuss and make decisions with respect to the manufacturing of the Licensed Product for clinical supply in accordance with the I-Mab development plan, under this Agreement (the “Joint Development Committee” or “JDC”). The Joint Development Committee shall be composed of four members with the equal number of persons from each Party who are with appropriate seniority and functional expertise. Any decisions of the JDC shall be determined by a majority vote by the JDC members present at a meeting. The minimum quorum for a JDC meeting shall be two-third (2/3) of members who must be present for the entire meeting. If the JDC cannot reach consensus within two (2) weeks on any issue that comes before the JDC, then the Parties shall immediately refer such matter to the Chief Executive Officers at I-Mab and Genexine for resolution. In the event of a dispute between I-Mab and Genexine that cannot be resolved within two (2) weeks by the Chief Executive Officers with respect to matters concerning the research and development of Licensed Product, I-Mab shall have the final decision-making authority. Notwithstanding the foregoing, I-Mab shall have day-to-day operational control over the development, manufacture and commercialization of the Licensed Product, provided that I-Mab conducts such activities in accordance with the terms and conditions of this Agreement.

4.3

The JDC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every month. Meetings of the JDC may be held in person, by audio or video teleconference; provided that at least one (1) meeting per year of the JDC shall be held in person. In-person JDC meetings shall be held at locations selected alternatively by the Parties. Each Party shall be responsible for all of its own expenses of participating in the JDC. No action taken at any meeting of the JDC shall be effective unless representatives of both Parties are participating.

4.3

Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JDC meetings in a non-voting capacity; provided that such participants shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement and that each Party shall provide prior written notice to the other Party if it has invited any third party (including any consultant) to attend such a meeting.

5.	IMPROVEMENTS

5.1

During the term of this Agreement, if Genexine develops or acquires any Improvements, it shall own such Improvements and provide I-Mab details of the Improvements, whether patentable or not, and grant to I-Mab an exclusive license (with a right to sublicense) to use the Improvements in the Territory. For the avoidance of any doubt, the scope of Improvements Genexine may license to I-Mab under this Article is limited to Improvements to the Licensed Product and does not include Improvements to the hyFc Platform technology that is not applicable to the Licensed Product.

5.2

During the term of this Agreement, if I-Mab develops or acquires any Improvements, it shall own such Improvements and provide Genexine details of the Improvements, whether patentable or not, and grant to Genexine an exclusive license (with a right to sublicense) to use the Improvements free of charge anywhere outside the Territory. For the avoidance of any doubt, the scope of Improvements I-Mab may license to Genexine under this Article is limited to Improvements to the Licensed Product and does not include anything that is not applicable to the Licensed Product.

5.3

For avoidance of doubt, any use of the Improvements in the Territory by I-Mab based on Articles 5.1 above shall be subject to the same payment obligations (Sales Milestones and Royalties) as I-Mab is obliged to pay under Article 3.3 with respect to the Licensed Product.

5.4

If any Improvements developed or acquired by either party are partially or completely funded and/or conducted by a third party strategic partner, or any third party proprietary information is involved in the studies and/or trials including but not limited to a combination study with other product(s), the Improvements from such studies and/or trials shall only be shared with the other party subject to the prior written consent of such third party. The party who developed or acquired such Improvements shall make good faith efforts to obtain such prior written consent from such third party to share the Improvements with the other party.

6.	EXCHANGE OF PRODUCT DATA

6.1

The Parties shall, subject always to approval by the JDC, share with each other the Product Data generated or attained during the term of this Agreement for use in the product development and commercialization of the Licensed Product within the Territory for I-Mab or outside the Territory for Genexine in English along with their original language versions if they are not written in English.

6.2

If any such Product Data generated or attained by either party are partially or completely funded and/or conducted by a third party strategic partner, or any third party proprietary information is involved in the studies and/or trials including but not limited to a combination study with other product(s), the Product Data from such studies and/or trials shall only be shared with the other party subject to the prior written consent of such third party. The party who generated or attained such Product Data shall make good faith efforts to obtain such prior written consent from such third party to share the Product Data with the other party.

7.	SALE OF LICENSED PRODUCT

The Licensed Product which is approved for sale by the relevant regulatory authority(ies) (e.g., China Food and Drug Administration (CFDA)) may be sold in the Territory and I-Mab shall be responsible for obtaining all necessary regulatory approvals and complying with regulations applicable to the Licensed Product.

8.	BOOKS AND RECORDS

8.1

I-Mab shall keep complete and proper records and books of account showing the Net Sales, quantity and description of the Licensed Product sold by it, including accounting receipts and monthly and quarterly accounting statements in accordance with the relevant regulations of the Territory.

8.2

Such records and books of account shall be kept separate from any books and records which are not related to the Licensed Product and shall be open to inspection by Genexine or its duly authorised representatives or agents.

8.3

I-Mab shall permit Genexine (or its representatives) at Genexine’s expense to inspect, audit and investigate at all reasonable times the books, accounts, records, audit reports, documents and other matters of I-Mab relating to the production and sale of the Licensed Product. Such inspections, audits and investigations shall be conducted in such a manner and at such times so as not to adversely affect the operation of I-Mab or the sale of the Licensed Product and the results thereof shall be kept confidential. Such inspections, audits, and investigations shall be conducted no more often than twice a year, and Genexine should give I-Mab reasonable advance notice prior to conducting such inspections, audits, and investigations.

8.4

If any inspection under Article 8.3 reveals an underpayment by I-Mab of the total amount payable by I-Mab to Genexine hereunder with respect to any period in question for more than 10%, then I-Mab shall reimburse Genexine for the cost of such audit and pay the deficiency immediately with interest at one percent (1%) per month.

9.	TAX

Each Party shall (i) bear the cost of all stamp duty, income taxes and duties are legally required to be paid by it as a result of the transaction contemplated by this Agreement, and (ii) shall comply with all tax reporting and withholding obligations as applicable to it in connection with transactions contemplated by this Agreement as required by all applicable laws.

10.	TECHNICAL DOCUMENTATION

10.1

Within thirty (30) days after the date of this Agreement, Genexine shall provide I-Mab free of charge with one set of all Technical Documentation that are reasonably necessary for I-Mab’s use and exploitation of the Licensed Intellectual Properties in order to enable I-Mab to perform the licensed activities herein. A list of the Technical Documentation is attached hereto as Exhibit B. Upon receipt of any such Technical Documentation, I-Mab shall promptly deliver to Genexine a written acknowledgment of receipt thereof and shall comply with the confidentiality provisions in this Agreement to protect the confidentiality of such Technical Documentation.

10.2

Genexine shall use all reasonable endeavours to ensure that the Technical Documentation shall be readable, complete and accurate. I-Mab shall notify Genexine in writing within six (6) months after receipt thereof if any of the Technical Documentation is not readable, complete or accurate and Genexine shall correct or replace the defective portions of the Technical Documentation free of charge to I-Mab. In the absence of a written notice from I-Mab to Genexine within the six (6) months period, the Technical Documentation in question shall be deemed to have been approved and accepted by I-Mab.

11.	MATERIALS

I-Mab may source raw materials, ingredients and other components for the production of the Licensed Product, provided that the manufacturing of the Licensed Product by using these raw materials, ingredients and components shall meet the technical specifications and standards of Genexine.

12.	CONFIDENTIALITY

12.1

I-Mab shall, during the term of this Agreement and after its termination or expiration for any reason, keep confidential and not make use of for any purpose other than the performance of its obligations under this Agreement, nor disclose to any other person otherwise than in accordance with Article 12.2 or with the prior written consent of Genexine, anything of the Licensed Intellectual Properties, including but not limited to, information contained in the Technical Documentation, Improvements, Product Data and any other information disclosed (whether in writing, verbally or by other means) by or on behalf of Genexine. Without prejudice to the generality of this obligation above, I-Mab shall:

12.1.1	identify any and all of the Licensed Intellectual Properties so that it can be distinguished from its own information or documentation;

12.1.2	arrange proper and secure storage facilities for the Licensed Intellectual Properties and control and supervise access of its employees and personnel to such facilities;

12.1.3	mark and label all information contained in the Licensed Intellectual Properties and Technical Documentation relating to the Licensed Intellectual Properties “confidential”;

12.1.4	disclose the Licensed Intellectual Properties only to its employees pursuant to Article 12.3;

12.1.5	prevent unauthorized access to or disclosure of the Licensed Intellectual Properties; and

12.1.6	not use, reproduce, transform or store any of the Licensed Intellectual Properties in any place that is externally accessible, whether it is in hardcopy or electronic form.

12.2	The foregoing obligations of non-use and non-disclosure shall not apply to:

12.2.1	information available to the public at the time when it is obtained or which subsequently becomes available to the public through no fault of I-Mab;

12.2.2	information which I-Mab can demonstrate was in its possession, as evidenced by written documents, at the time when it obtains such information from Genexine;

12.2.3

information properly conveyed to I-Mab after the disclosure by an independent and unrelated third party, which, third party disclosure was not under an obligation of confidentiality at the time of disclosure of the third party information; and

12.2.4	information required to be disclosed by law, provided that I-Mab promptly notifies Genexine of such requirement to enable Genexine the opportunity to oppose such requirement.

12.3

During the term of this Agreement I-Mab may disclose information which is confidential under Article 12.1 to its officers, directors, managers and employees, but only to the extent necessary for the purposes of this Agreement and provided such person has signed a confidentiality contract, in the form and substance satisfactory to the board of the directors of I-Mab.

12.4

I-Mab shall, at its own expense, take such steps as Genexine may require to enforce the terms of any confidentiality contract executed pursuant to Article 12.3 including, but not limited to, the initiation, prosecution and enforcement of any legal proceedings.

13.	CLAIMS AND INFRINGEMENTS

13.1

I-Mab shall immediately notify Genexine of any claim, or any fact which may lead to a claim, of any nature by a third party that the use of the Licensed Intellectual Properties by I-Mab is or may be an infringement of a patent or other proprietary right of such third party, but shall take no action relating to such claim or infringement without Genexine’s written consent. Genexine shall advise I-Mab whether it wishes to conduct a defense of any such claim. Should Genexine elect to conduct such a defense, it shall do so at its own expense, and Genexine shall have sole control of such defense either in its own name or in the name of I-Mab, as the case may be, and I-Mab shall give all reasonable assistance to Genexine to enable it to do so.

13.2

Genexine shall indemnify I-Mab and bear related costs for any claims, losses, damages, proceedings sustained by I-Mab in relation to any claims that may be made against I-Mab pursuant to Article 13.1, unless such claims, losses, damages, proceedings result from the default by I-Mab of its obligations under this Agreement or the use of Licensed Intellectual Properties by I-Mab otherwise than in accordance with this Agreement. Notwithstanding the above, the total and aggregate liability of Genexine shall not exceed an amount equal to the sum of (i) the payment received by Genexine pursuant to Article 3.1, (ii) any milestone payments actually received by Genexine pursuant to Articles 3.2 and 3.3 and (iii) any other payments received by Genexine pursuant to this Agreement.

13.3

I-Mab shall immediately notify Genexine of any information it obtains that any third party is or may be infringing the Platform Patents, but shall take no action relating to such infringement without Genexine’s written consent. Genexine shall advise I-Mab whether it wishes to take action with respect to such infringement. Should Genexine elect to take action with respect to such infringement, it shall do so at its own expense, and Genexine shall have sole control of such action and I-Mab shall give Genexine all reasonable assistance to enable it to do so. All compensation which may be recovered shall be made to Genexine.

13.4

In the event that Genexine elects not to take action under Article 13.3, I-Mab shall be entitled to take action in relation to the relevant infringement at its own cost and expense, and Genexine shall give all reasonable assistance in connection therewith. All compensation which may be recovered shall be made to I-Mab. Notwithstanding the foregoing, I-Mab shall not enter into any compromise, settlement or agreement with any person or entities relating to the Platform Patents otherwise than with the written consent of Genexine.

13.5

Genexine shall immediately notify I-Mab of any information it obtains that any third party is or may be infringing the Hyleukin Patents, but shall take no action relating to such infringement without I-Mab’s written consent. I-Mab shall advise Genexine whether it wishes to take action with respect to such infringement. Should I-Mab elect to take action with respect to such infringement, it shall do so at its own expense, and I-Mab shall have sole control of such action and Genexine shall give I-Mab Genexine all reasonable assistance to enable it to do so. All compensation which may be recovered shall be made to I-Mab.

13.6

In the event that I-Mab elects not to take action under Article 13.5, Genexine shall be entitled to take action in relation to the relevant infringement at its own cost and expense, and I-Mab shall give all reasonable assistance in connection therewith. All compensation which may be recovered shall be made to Genexine. Notwithstanding the foregoing, Genexine shall not enter into any compromise, settlement or agreement with any person or entities relating to the Hyleukin Patents otherwise than with the written consent of I-Mab.

13.7

Except as provided in this Agreement, Genexine shall have no responsibility for any claim with respect to licensed activities performed and the Licensed Product manufactured or distributed by I-Mab hereunder or arising from the use by I-Mab of the Licensed Intellectual Properties furnished by Genexine hereunder. I-Mab shall hold harmless and indemnify Genexine against any claim, loss or damage arising from claims by any third party with respect to any licensed activities performed and the Licensed Product manufactured or distributed by I-Mab hereunder unless such claim, loss or damage arises from or is attributable to the any of the representations, warranties or covenants of Genexine herein. In addition, in the event of technical problems of the Licensed Product as a consequence of any breach of warranty by I-Mab (including as a result of any failure by I-Mab to correctly apply any Licensed Intellectual Properties utilized by I-Mab for such Licensed Product), Genexine may require I-Mab to implement any necessary preventive and corrective measures and I-Mab shall comply with Genexine’s advice as soon as reasonably practicable at I-Mab’s own expense.

13.8

Notwithstanding anything to the contrary in this Article 13 or elsewhere in this Agreement, neither Party shall have any liability, whether arising in contract, tort (including negligence), strict liability, breach of warranty or any other theory of law, for any special, incidental, indirect or consequential loss or damage of any nature suffered by the other Party.

14.	REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1

Genexine hereby represents and warrants to I-Mab, that Genexine is the sole legal owner of the Licensed Intellectual Properties and has full power, right and authority to grant the License to I-Mab pursuant to this Agreement in the Territory and, to the knowledge of Genexine, any of the Licensed Intellectual Properties is free of liens, pledges or any other encumbrances in the Territory. To the knowledge of Genexine, there are no claims or investigations pending or threatened against any of the Licensed Intellectual Properties in the Territory. To the knowledge of Genexine, the license hereunder, the performance of the licensed activities, and the Licensed Product do not violate the relevant laws of the respective places of registration of the Parties or infringe any third party rights. The Licensed Intellectual Properties, and the relevant technical assistance, guidance and training, shall be sufficient to enable I-Mab to perform the licensed activities in accordance with all applicable specifications set forth in the Technical Documentation. During the term of this Agreement, Genexine shall maintain and protect the validity of the Licensed Intellectual Properties to the greatest extent permitted by the applicable laws. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THIS AGREEMENT OR ANY LICENSED INTELLECTUAL PROPERTIES OR TECHNICAL DOCUMENTATION FURNISHED HEREUNDER BY GENEXINE.

14.2

Except as provided in this Agreement, nothing in this Agreement shall limit the rights of Genexine to use the Licensed Intellectual Properties anywhere in the world and I-Mab waives and disclaims any right or interest in the Licensed Intellectual Properties which may arise under any law or legal theory out of the permitted use hereunder.

14.3	Nothing in this Agreement shall:

14.3.1	constitute a sale, transfer or assignment of the Licensed Intellectual Properties to I-Mab, unless it is otherwise agreed in other agreements, contracts or arrangements;

14.3.2	give I-Mab any right, title or interest in or to the Licensed Intellectual Properties except the license to use in accordance with this Agreement;

14.3.3	give I-Mab any right to register or apply for registration of any of the Licensed Intellectual Properties (except this Agreement itself), whether in the Territory or elsewhere; or

14.3.4	diminish or affect the rights of Genexine to take legal action or obtain any other relief against any infringer of the Licensed Intellectual Properties in the Territory or elsewhere.

14.4	I-Mab agrees that it shall:

14.4.1

not register or make any application to register the Licensed Intellectual Properties or any part thereof in the name of I-Mab in the Territory or elsewhere, whether for copyright, patent right or any other registerable right (for avoidance of doubt, I-Mab is permitted to register the License granted hereunder pursuant to Article 2.9);

14.4.2	strictly adhere to all instructions or advice from Genexine regarding the use of the Licensed Intellectual Properties;

14.4.3

comply with intellectual property laws of the Territory and each of the jurisdictions where the Licensed Products are sold by I-Mab with respect to the use of the Licensed Intellectual Properties in such jurisdictions in order to preserve and maintain Genexine’s rights in the Licensed Intellectual Properties;

14.4.4

inform Genexine of the imposition of any new laws or regulations or changes in laws or regulations imposed in the Territory during the term of this Agreement which affect performance by either I-Mab or Genexine under this Agreement;

14.4.5

maintain and protect the validity of the Licensed Intellectual Properties to the greatest extent permitted by the applicable laws and shall not assign the Licensed Intellectual Properties to its Affiliate or any third party without Genexine’s prior written consent; and

14.4.6	not contest, infringe or harm any right which Genexine or any affiliate of Genexine may have in Licensed Intellectual Properties, whether in the Territory or elsewhere.

15.	TERM AND TERMINATION

15.1

This Agreement shall take effect upon execution by the Parties and shall, unless otherwise terminated according to Article 15.2 hereof, remain in full force and effect until the later of (i) the expiry of the last to expire patent specified in Exhibit A as of the date of execution of this Agreement that includes a valid claim for the Territory and that covers the composition of the Licensed Product or (ii) fifteen (15) years after the First Commercial Sale of the Licensed Product unless terminated earlier pursuant to this Agreement, except that termination shall not affect:

(a)	the accrued rights and obligations of the Parties at the date of termination; and

(b)

the continued existence and validity of the rights and obligations of the Parties under those articles which are designed to survive termination and any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement.

15.2	Unless otherwise provided herein, this Agreement may be terminated:

15.2.1

by either Party giving notice to the other Party if the other Party has committed a material breach of this Agreement and such breach, if capable of remedy, has not been so remedied within sixty (60) days following receipt of such notice, unless otherwise provided herein;

15.2.2

by either Party giving notice to the other Party in the event that an event of Force Majeure continues for a period of six (6) consecutive months that causes I-Mab to cease the production and sale of the Licensed Product and the Parties have been unable to find an equitable solution pursuant to Article 19;

15.2.3

by either Party giving notice to the other Party if at any time during the term of this Agreement, any government of the Territory should require any material alteration or modification of the contractual rights or obligations of the Parties pursuant to this Agreement which has the effect of preventing the Parties from achieving their business objectives;

15.2.4

by either Party giving notice to the other Party if the other Party becomes bankrupt, or insolvent, or is the subject of proceedings or arrangements for liquidation or dissolution, or ceases to carry on business, or becomes unable to pay its debts as they become due;

15.2.5

by Genexine giving notice to I-Mab if I-Mab fails to use commercial reasonable effort to obtain regulatory approvals or other registrations necessary for sale or distribution of the Licensed Product in the Territory in accordance with a business plan and timeline approved by the Parties from time to time due to a reason attributable to I-Mab (i.e. due to fault or negligence of I-Mab) or ceases to pursue clinical development or product registration or to conduct licensed activities in a reasonable scale pursuant to an agreement by the Parties. It is expressly stated that such termination events shall include, among others, (a) the first Development Milestone specified in Article 3.3(a) fails to be reached within seven (7) years after the signing of this Agreement, (b) the second Development Milestone specified in Article 3.2 fails to be reached within ten (10) years after the signing of this Agreement and (c) I-Mab fails to commercially launch the Licensed Product in the Territory within twelve (12) years after the signing of this Agreement; or

15.2.6	by mutual agreement of the parties.

15.3

In case this Agreement is terminated by Genexine pursuant to Articles 15.2.1, 15.2.2, 15.2.4 or 15.2.5, or by I-Mab pursuant to Article 15.2.3, I-Mab shall not, and shall ensure that its Affiliates shall not, develop, manufacture, market, promote, sell, offer for sale, distribute or otherwise make available (or contract with a third party to do any of the foregoing) any Competing Product for a period of seven (7) years after any such termination.

15.4

Upon termination of this Agreement for whatever reason, I-Mab shall immediately cease to use the Licensed Intellectual Properties as provided by Genexine and shall cease to manufacture or sell the Licensed Product. I-Mab shall cooperate with Genexine in de-registration of the License hereunder with the competent authorities.

15.5

Upon termination of this Agreement for whatever reason, Genexine may, at its sole discretion, choose to buy at I-Mab’s initial purchase price any quantities of the Licensed Product or parts thereof remaining in I-Mab’s inventory (which are in good condition for sale to customers and already approved for sale by the China Food and Drug Administration which are not subject to delivery under a sale to customers.

15.6

Upon expiration or termination of this Agreement, all amounts then due and unpaid to Genexine by I-Mab hereunder, as well as all other amounts accrued but not yet payable to Genexine by I-Mab, shall forthwith become due and payable by I-Mab to Genexine. However, in the event that this Agreement is terminated by I-Mab as a result of Genexine’s material breach of this Agreement and I-Mab has raised claims against Genexine due to such breach, the aforesaid payment will be suspended until settlement of such claims pursuant to Article 19 hereof.

15.7

All Licensed Intellectual Properties, including the Improvements and the Technical Documentation relating to the Licensed Intellectual Properties as provided by Genexine, recorded in any material form including but not limited to any written records shall be returned by I-Mab to Genexine forthwith upon the termination or expiration of this Agreement. I-Mab agrees on behalf of itself and its employees that no copies of the Licensed Intellectual Properties in any material form or of the Technical Documentation relating to the Licensed Intellectual Properties shall be made or retained upon and after the termination or expiration of this Agreement.

15.8

Upon termination, I-Mab agrees to permit Genexine and its representatives to inspect the records and accounts of I-Mab and to investigate generally all business transactions carried on by I-Mab under and pursuant to this Agreement for a period of twelve (12) months following the last sale of the Licensed Product, and I-Mab agrees not to destroy any of such records prior to the expiration of such twelve (12) month period.

16.	INDEPENDENT CONTRACTORS

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, partner, legal representative, attorney or employee of the other for any reason whatsoever. Neither Party shall have the power or authority to bind the other except as specifically set out in this Agreement.

17.	FORCE MAJEURE

17.1

“Force Majeure” means all events which are beyond the control of the Parties to this Agreement, and which are unforeseen, or if foreseen, unavoidable, and which prevent total or partial performance by either Party. Such events shall include but are not limited to any lockouts, explosions, shipwrecks, acts of nature or the public enemy, fires, flood, sabotage, accidents, strikes, wars, riots, insurrections, and any other similar contingency.

17.2

If an event of Force Majeure occurs, to the extent that any contractual obligation of either Party cannot be performed as a result of such event, such contractual obligation shall be suspended while the Force Majeure subsists and the due date for performance thereof shall be automatically extended, without penalty, for a period equal to such suspension.

17.3

The Party encountering Force Majeure shall, within fifteen (15) days of the relevant event, notify the other Party and furnish valid proof of the occurrence of such Force Majeure. Within a reasonable period thereafter that Party shall provide the other Party with evidence of the Force Majeure issued by a relevant agency. The Party encountering Force Majeure shall also use all reasonable endeavours to minimize the consequences of such Force Majeure.

17.4

In the event of Force Majeure, the Parties shall immediately consult with each other in order to mutually agree an equitable solution (which may involve early termination of this Agreement a part thereof or extension of the term of this Agreement) and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

18.	LIABILITY FOR BREACH AND INDEMNIFICATION

18.1

I-Mab shall indemnify and hold Genexine harmless against all losses, liabilities, costs, claims, actions, damages, expenses or demands, which Genexine may incur, or which may be made against Genexine as a result of or in relation to any breach by I-Mab of its obligations under this Agreement or arising out of any improper use of the Licensed Intellectual Properties by I-Mab.

18.2

Genexine shall indemnify and hold I-Mab harmless against all losses, liabilities, costs, claims, actions, damages, expenses or demands, which I-Mab may incur, or which may be made against I-Mab as a result of or in relation to any breach by Genexine of its obligations under this Agreement, including but not limited to any breach of Genexine’s representations, warranties and covenants made in Article 13.1. Notwithstanding the above, the total and aggregate liability of Genexine under this Agreement shall not exceed an amount equal to the sum of (i) the payment received by Genexine pursuant to Articles 3.1, (ii) any milestone payments of any corresponding product actually received by Genexine pursuant to Article 3.2 and 3.3 and (iii) any other payments received by Genexine pursuant to this Agreement.

19.	SETTLEMENT OF DISPUTES

All disputes arising out of or in connection with this Agreement shall be submitted to the Singapore Mediation Procedure of the Singapore Mediation Centre for the time being in force. The Parties agree to participate in the mediation and undertake to abide by the terms of any settlement reached. If contrary to expectation, no amicable settlement can be reached, both Parties hereto agree to submit to Arbitration under the Rules of the Singapore International Arbitration Centre by one (1) arbitrator appointed in accordance with the said Rules. The arbitrator shall have the authority to grant injunctive relief or other specific performance. Hearings shall be conducted in English and shall take place in Singapore at Singapore International Arbitration Centre. Notwithstanding any other provision of this Agreement, the Parties may seek an injunctive relief or any other form of equitable relief in any court of competent jurisdiction.

20.	ASSIGNMENT

20.1

Neither Party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Party, except Genexine shall be entitled to assign or transfer its rights and obligations under this Agreement to any of its Affiliates or to any third party which succeeds to the business of Genexine, whether through stock or asset sale, merger, reorganization or otherwise, provided that I-Mab shall be notified by Genexine of such assignment or transfer in writing and such successor succeeds to Genexine’s rights in the Licensed Intellectual Properties and shall agree in writing to assume the rights and obligations of Genexine under this Agreement.

20.2	This Agreement is binding upon and is made for the benefit of the Parties and their successors and permitted assignees.

20.3

I-Mab shall continue to be bound by the rights and obligations under this Agreement regardless of any change of control in I-Mab whether through stock or asset sale, merger, reorganization or otherwise and promptly notify Genexine of such change of control in writing.

21.	NOTICES

Any notices to be given under this Agreement shall be in writing and deemed delivered when received by the Party to whom it is addressed, and receipt shall be evidenced by (i) the written receipt of the receiving Party or the affidavit from the delivering person, if hand delivered, confirming delivery or refusal of delivery by the addressee, (ii) the signed returned receipt or other written proof of delivery if delivered by registered air or express mail (return receipt requested) or by an internationally recognized courier service, or (iii) electronic proof of transmission if sent by fax or telex, provided that any notice sent by fax or telex shall also be sent by registered air or express mail (return receipt requested) or internationally recognized courier service. Notices shall be given to the relevant Party at the addresses set forth below:

I-Mab:

Address: Suite 802, West Tower, OmniVision Tech Park, 88 Shangke Road, Pudong New District, Shanghai, China 201210.

Attention: Raven Lin

Telephone:

Fax:

E-mail:

Genexine:

Address: 700 Daewangpangyo-ro, Korea Bio-Park Bldg. B, Bundang-gu, Seongnam-si, Gyeonggi-do 13488, Korea

Attention:

Telephone:

Fax:

E-mail:

22.	MISCELLANEOUS

22.1

I-Mab shall observe and comply with all laws, rules and regulations applicable to the manufacture, packaging, storage, handling, advertising, marketing and sale of the Licensed Product in the Territory. I-Mab shall, at its own cost and expense, secure and maintain all necessary governmental permits, licenses and approvals, and will fulfil all other requirements and undertakings related to this Agreement which are or may become necessary under any law or regulation, to enable the Parties to exercise, enforce and enjoy all of the rights and obligations contained in this Agreement.

22.2

Failure or delay on the part of either Party to exercise any right, power or privilege hereunder, or any other contract relating hereto, shall not operate as a waiver thereof, nor shall the partial exercise of any right, power or privilege preclude any other future full and complete exercise thereof.

22.3	The validity, interpretation and implementation of this Agreement shall be governed by and construed in accordance with the laws of Singapore without regard to its conflict of laws provisions.

22.4

Should any Article or any part of any Article contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other Articles or parts of Articles contained in this Agreement shall remain in full force and effect.

22.5

This Agreement and all documentation executed in connection therewith shall constitute the entire agreement between the Parties with respect to the subject matter and shall automatically cancel and supersede any and all prior oral understandings with respect thereto, unless such understandings are memorialized in writing contemporaneous with the signing of this Agreement.

22.6	This Agreement may be amended only by a written instrument signed by the Parties.

22.7

This Agreement shall be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any signature is delivered by e-mail delivery of a “PDF” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “PDF” signature page were an original thereof.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF each of the Parties hereto has caused this Agreement to be executed by its duly authorised representative on the date first set forth above.

I-MAB	GENEXINE, INC.
(official chop)

/s/ I-MAB	/s/ GENEXINE, INC.

EXHIBIT A

LIST OF LICENSED INTELLECTUAL PROPERTIES

Platform Patents:

Title	Country	Filing number	Filing date	Patent Number	Patent date	Remark
Immunoglobulin fusion proteins	China	2015106846795	2015.10.20	.	.	hyFc Platform
	China	2013105540798	2013.11.08	103641919	2017.04.05	hyFc Platform
	China	2013105538393	2013.11.08	103626875	2016.01.13	hyFc Platform
	China	2008800163139	2009.11.16	101687933	2015.11.25	hyFc Platform

Hyleukin Patents:

Title	Country	Filing number	Filing date	Patent Number	Patent date	Remark
Modified Interleukin-7 Protein and Uses Thereof	China	Under filing	Under filing	—	—	IL-7-hyFc

EXHIBIT B

TECHNICAL DOCUMENTATION

3. Technical (CMC)

3.1. Cell line development

CHO DG44 License agreement

CHO DG44 information

GX-I7 cell line development report

GX-I7 cell line development report (Long term stability test)

GX-I7 vector development report

TSE BSE CoA (GX-I7) QA signed

Production of a CHO master cell bank

Production of a CHO working cell bank

3.2. Cell bank characterization

3.2.1. MCB

Detection of Replication Competent Retrovirus (RCR) by co-cultivation with Mus dunni cells

Extended in Vitro Assay (incorporating Day 14 Passage) for the Detection of Viral contaminants Six

Mouse Antibody Production Test with LCMV Challenge

Hamster antibody production test

Test for the Presence of Inapparent Viruses using Suckling mice, Adult mice and embryonated eggs

Quantitative Transmission Electron Microscopy of Sections for the Detection of Viruses, Fungi, Yeasts

Detection of viral contaminants of bovine origin according to Committee for Proprietary Medicinal P

Test for the detection of mycoplasmas including qualification of test article in accordance with the EP, Section 2.6.7 mycoplasmas

Real time Polymerase Chain reaction Assay for the Detection of Bovine polyomavirus (BPyV) in Biological Samples

Real time Polymerase Chain reaction Assay for the Detection of Calicivirus 2117 in Biological Sample

Sterility testing by direct inoculation method (EP, JP, USP)

Identification and Characterisation of Cultured Cells by Analysis of Six Isoenzymes using the Authenti kit Isoenzyme Analysis System

3.2.2. WCB

Sterility testing by direct inoculation method

Extended in Vitro Assay (incorporating Day 14 Passage) for the Detection of Viral contaminants

Test for the detection of mycoplasmas including qualification of test article in accordance with the European Pharmacopoeia, Section 2.6.7 mycoplasmas

Test for the Presence of Inapparent Viruses using Suckling mice, Adult mice and embryonated eggs

Identification and Characterisation of Cultured Cells by Analysis of Six Isoenzymes

Cell Growth and Sample Preparation

Method suitability test for sterility by direct inoculation

3.3. Manufacturing

3.3.1. Characterization

GX-I7 Gel IEF method development report

GX-I7 RP-HPLC method development report

GX-I7 SE-HPLC method development report

GX-I7 Western blot method development report

GX-I7 SDS-PAGE method development report

GX-I7 UV Quantitation Test Method Development Report

Test Method Development report of GX-I7 in vitro biological activity

GX-I7 HCD method development report

GX-I7 Protein A method development report

GX-I7 HCP method development report

GX-I7 Endotoxin method development report

GX-I7 RP-HPLC method validation report

GX-I7 Tween80 (Polysorbate80) method development report

GX-I7 SE-UPLC method development report

Validation Report of UV Quantitation Test Method for GX-I7

3.3.2. Characterization report by Protagen

Amino Acid Analysis

DA_trASA PS-G07-2014-006_umg_001_140912_JG

Amino Acid Analysis

Sequence Analysis by LC-ESI-MS and –MS/MS

DA_PS764-G07-02-01 EICs_001_150520_GK

DA_PS764-G07-02-01 Peptide Intensities_003_150512_GK

REP_PS764-G07-02-01 Protein Reports_001_150520_GK

Disulfide Linkage by LC-ESI-MS and MS/MS

LIS_PS764-G07-02-04 Identified Disulfide Linkages_001_150427_HF

PRE_PS764-G07-02-04 MSMS_001_150428_HF

N-Terminal Sequencing by Edman

REP_PS764-G07-02-14_Report Subcontractor_001_140427_SF

N-Glycosylation Site Determination by LC-ESI-MS and -MS/MS

DA_PS764-G07-02-06 EICs_001_150522_GK

DA_PS764-G07-02-06 Peptide Intensities N-Glycosite_003_150527_YJ

PRE_Workflow and Data Evaluation N-Glycosites _002_141103_Asc

O-Glycosylation Site Determination by LC-ESI-MS and –MS/MS

DA_PS764-G07-02-06O EICs_001_150608_GK

DA_PS764-G07-02-06O Peptide Intensities_004_150610_GK

N-Glycan Profiling by MALDI-MS (MALDI-MS)

N-Glycan Profiling by HILIC-UPLS-MS (HILIC-MS)

Monosaccharides after Acidic Hydrolysis

Sialic Acids

Molecular weight or size by Mass Spectrometry

Spectroscopic Profiles by Circular Dichroism (CD) Analysis

REP_PS764-G07-02-23_Report Solvias CD_001_150508_Bmu

Molecular weight or size by Mass Spectrometry

Determination of Molar Extinction Coefficient By UV Measurement

DA_Extinction PS-G07-2015-003_umg2_001_150526_JG

Determination of Molar Extinction Coefficient By UV Measurement

DA_Extinction PS-G07-2014-006 umg trASA_002_141022_AD

Reanalysis of spectroscopic profiles by CD analysis

17-01866_20170307_CD_03_Report

3.3.3. Drug Substance (DS)

GX-I7-P1402 release Test CoA

I7-DS-1416 release Test CoA

GX-I7 DS purification certificate of analysis

GX-I7 DS purification master batch record (batch record)

Records of GX-I7 in vitro biological activity (cell based) assay test

GX-I7 in vitro Biological Activity Test Method

3.3.4. Drug Product (DP)

GX-I7-V1501 Release Test CoA

GX-I7F-V1501 Release Test CoA

GX-I7-V1502 Release Test CoA

GX-I7F-V1502 Release Test CoA

GX-I7 Drug product MBR (Eng/Kor)

GX-I7 Vehicle MBR (Eng/Kor)

GX-I7 Vehicle packing Master Batch Record

GX-I7 Drug product packing Master Batch Record

3.3.11. Virus clearance report

Preliminary study of process material effects on virus and detector cell lines

Evaluation of the removal/inactivation of virus from spiked test article

3.3.12. Release specification DS

GX-I7 Drug Substance Specification

Testing SoPs

3.3.13. Release specification DP

GX-I7 Drug Product Specification

Testing SoPs

3.3.14. Bulk harvest

GX-I7-A1401_Detection and qualification of virus by TEM

GX-I7-A1401_DI surface spread Bioburden

GX-I7-A1401_Direct Bioburden PSQ

GX-I7-A1401_In vitro assay for the presence of Adventitious Viral contaminants

GX-I7-A1401_Qualification for the detection of agar-cultivable mycoplasma

GX-I7-A1401_Real time-PCR Detection of Murine Minute Virus (MMV)

GX-I7-A1401_Test for the presence of agar-cultivable and non agar-cultivable mycoplasma

GX-I7-A1402_Detection and qualification of virus by TEM

GX-I7-A1402_DI surface spread Bioburden

GX-I7-A1402_In vitro assay for the presence of Adventitious Viral contaminants

GX-I7-A1402_Real time-PCR Detection of Murine Minute Virus (MMV)

GX-I7-A1402_Test for the presence of agar-cultivable and non agar-cultivable mycoplasma

3.4. Stability

3.4.1. Drug substance (DS)

GX-I7 basal formulation buffer Study Report

GX-I7 Preliminary Formulation buffer selection Report

Protocol of Long-term (-20±5°C) stability test for GX-I7 Drug Substance (GX-I7-P1402)

Protocol of Accelerated (5±3°C) stability test for GX-I7 Drug Substance (GX-I7-P1402)

Result of Long-term (-20±5°C) stability test for GX-I7 Drug Substance (GX-I7-P1402) (~12M)

Result of Long-term (-20±5°C) stability test for GX-I7 Drug Substance (GX-I7-P1402) (~24M)

Result of Long-term (-20±5°C) stability test for GX-I7 Drug Substance (GX-I7-P1402) (~36M) and chromatograms

Result of Accelerated (5±3°C) stability test for GX-I7 Drug Substance (GX-I7-P1402) (~6M) and chromatograms

3.4.2. Drug Product (DP)

Protocol of Long-term stability test (5±3°C) for GX-I7 Drug Product (GX-I7-V1501)

Protocol of Accelerated stability Test (25±2°C, 60±5% RH) for GX-I7 Drug Product (GX-I7-V1501)

Protocol of Long-term stability test (5±3°C) for GX-I7 vehicle (GX-I7F-V1501)

Protocol of Stress Stability Test (40±2°C, 75±5% RH) for GX-I7 Drug Product (GX-I7-V1502)

Result of Long-term stability test (5±3°C) for GX-I7 Drug Product (GX-I7-V1501) (~12M)

Result of Long-term stability test (5±3°C) for GX-I7 Drug Product (GX-I7F-V1501) (~12M) and chromatograms

Report of Accelerated Stability Test (25±2°C, 60±5% RH) for GX-I7 Drug Product (GX-I7-V1501) and chromatograms

Report of Stress Stability Test (40±2°C, 75±5% RH) for GX-I7 Drug Product (GX-I7-V1502) and chromatograms

3.5. QP Audit

QP Audit Report - Binex - Feb 2017

GX-I7 QP Audit (2017.02.01~02) CAPA Report

Binex Audit Certificate February 2017

Batch analysis record including accessible chromatograms for DS and DP

Reference standard: Characterization Data of reference standard and re-test CoAs

Source, specification and CoAs of primary packaging and secondary packaging materials

GMP Certificates from DS/DP manufacturing sites: notarized and legalized, 2 copies; if sites changed, corresponding certificates shall be provided as well.

Power of Attorney: signed by DP manufacturing site;

4. Pre-clinical

4.1. Pharmacokinetics and pharmacodynamics

T09-RPT-115 (1.0) Subcutaneous Pharmacokinetic study of MGM-IL-7-hyFc and IL-7-hyFc in Normal rat

T09-RPT-112-T01 (1.0) GX-I7 Single intravenous Pharmacokinetic and Pharmacodynamics study in Normal Monkeys

T09-RPT-113-T01 (1.0) Comparison of Pharmacokinetic and Pharmacodynamics study of GX-I7 by administration route (i.v., s.c., i.m.) in Normal Rats

T09-RPT-116-T01 (1.0) Comparison of Pharmacokinetic and Pharmacodynamics study of GX-I7 in CPA-induced Lymphopenia Rat Model

T09-RPT-119-T01 (1.0) Pharmacodynamics of GX-I7 with GX-G3 in CPA-induced Lymphocyte reduction model

2207-011 GX-I7_Validated ELISA in NHP Serum

2207-012 GX-I7_Validated ELISA in Rat Serum

4.2. Toxicology

2207-006_2wk SC DRF in Monkey

2207-007_2wk SC DRF in Rat

2207-008_4wk SC repeated in NHP

2207-009_4wk SC repeated in Rat

2207-013_Validated GX-I7_ADA_ELISA_in NHP Serum

2207-014Validated GX-I7_ADA_ELISA_in Rat Serum

4.3. Therapeutic strategy report incl. anti-tumor effect

08.NIT-N01-17-01.Therapeutic Strategy of IL-7-hyFc with immune-modulating chemotherapy reagent

T09-RPT-106-T01 (2.1) The report of study of anti-tumor effect of GX-I7 by single subcutaneous administration in the TC-1 tumor mice model

T09-RPT-109-T01 (2.1) The 2nd study of anti-tumor effect of GX-I7 by single subcutaneous administration in the TC-1 tumor mice model

T09-RPT-118-T01 (1.0) The study of anti-tumor effect of GX-I7 by single subcutaneous or intravenous administration in the TC-1 tumor mice model

5. Clinical

5.1. List of clinical studies completed, ongoing and planned

Overview of the Clinical Development Program for GX-I7 for SC and IM Administration

5.2. Study reports (including bioanalytics reports) for completed studies and protocol for ongoing and planned studies

GX-I7-HV-001_22Mar2017_v3.2_ENG_v1.0 (Protocol)

GX-I7_Human PBMC Analysis Report (Interim Study Report)

GX-I7-HV-001_(CSR)

5.3. Validation reports for all PK and ADA/Nab assays used in clinical trials

5.3.1. T09-RPT-092-T01 (2.1) GX-I7 ADA Validation Report in Human Serum

5.3.2. T09-RPT-111-T01 (2.0) Validation Report of GX-I7 Neutralizing Antibody Method in Human Serum

5.3.3. T09-RPT-121 (2.0) Clinical Phase 1 ADA Analysis Report in Human Serum

5.3.4. T09-RPT-126-T01 (1.1) Human IL-7 ELISA Method Validation Report in Clinical sample analysis

5.4. Investigator brochure

INVESTIGATOR’S BROCHURE, GX-I7

IND package to MFDS for FIH study/solid tumor and subsequent supplements; Sharing FDA IND package/Communication with I-Mab upon availability